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                      May 3, 2022

       Erica McLaughlin
       Senior Vice President and Chief Financial Officer
       CABOT CORP
       Two Seaport Lane
       Suite 1400
       Boston, Massachusetts 02210

                                                        Re: CABOT CORP
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2021
                                                            Filed November 29,
2021
                                                            File No. 001-05667

       Dear Ms. McLaughlin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences